Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement Dated December 28, 2023 To the Product Prospectus Supplement FI-BARR-1, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023	$1,152,000 Issuer Callable Fixed Coupon Barrier Notes Linked to the SPDR® S&P® Regional Banking ETF, Due January 2, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Issuer Callable Fixed Coupon Barrier Notes (the “Notes”) linked to the SPDR® S&P® Regional Banking ETF (the “Reference Asset”). The Notes are our senior unsecured obligations, will pay a quarterly coupon at the interest rate specified below, and will have the terms described in the documents set forth above, as supplemented or modified by this pricing supplement.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement, and “Risk Factors” beginning on page PS-3 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	December 28, 2023	Principal Amount:	$1,000 per Note
Issue Date:	January 3, 2024	Maturity Date:	January 2, 2026
Initial Price:	$53.26, which was the closing price of the Reference Asset on the Trade Date.	Barrier Price:	$31.96, which is 60% of the Initial Price (rounded to two decimal places)
Coupon Payment:	Each coupon will be paid in equal quarterly payments at an annual rate of 8%, unless the Notes are previously called.	Final Price:	The closing price of the Reference Asset on the Valuation Date.
Call Feature:	The Notes may be called at our discretion on any Coupon Payment Date beginning in January 2025 (other than the final Coupon Payment Date) if we send prior written notice (as described below).
Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay an amount at maturity based on the Final Price. For each $1,000 in principal amount of the Notes, the investor will receive at maturity $1,000 plus the final Coupon, unless the Final Price is less than the Barrier Price.
If the Final Price is less than the Barrier Price, then the investor will receive at maturity, instead of the principal amount, in addition to the final Coupon, for each $1,000 in principal amount, the number of shares of the Reference Asset equal to the Physical Delivery Amount, or under the circumstances described below, the cash value of those shares.
Investors could lose some or all of their principal amount if the Final Price is less than the Barrier Price.

Physical Delivery Amount:
For each $1,000 in principal amount, 18.78 shares of the Reference Asset, which is equal to $1,000 divided by the Initial Price (rounded to two decimal places), subject to adjustment as described in the product prospectus supplement.

Monitoring Period:	The Valuation Date.
CUSIP:	78015QGY1
	Per Note	Total
Price to public(1)	100.00%	$1,152,000
Underwriting discounts and commissions(1)	1.75%	$20,160
Proceeds to Royal Bank of Canada	98.25%	$1,131,840
(1) We or one of our affiliates may pay varying selling concessions of up to $17.50 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $982.50 and $1,000 per $1,000 in principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $967.57 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:	This pricing supplement relates to an offering of Issuer Callable Fixed Coupon Barrier Notes (the “Notes”) linked to the SPDR® S&P® Regional Banking ETF (the "Reference Asset").
Issuer:	Royal Bank of Canada (the “Bank”)
Trade Date (Pricing Date):	December 28, 2023
Issue Date:	January 3, 2024
Valuation Date:	December 29, 2025
Maturity Date:	January 2, 2026
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Coupon Rate:	8.00% per annum. Each coupon will be paid in equal quarterly payments of 2.00% of the principal amount on the applicable Coupon Payment Date, unless the Notes are previously called.
Coupon Payment Dates:	Quarterly, as follows:
April 3, 2024
July 3, 2024
October 3, 2024
January 3, 2025
April 2, 2025
July 3, 2025
October 2, 2025
January 2, 2026
Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that the Coupon Payment at maturity or upon a call will be payable to the person to whom the payment at maturity or upon the call, as the case may be, is payable.

Call Feature:
The Notes may be called at our discretion on any Coupon Payment Date beginning in January 2025 (other than the final Coupon Payment Date), if we send prior written notice to the trustee at least three business days prior to that Coupon Payment Date.

Payment if Called:	If the Notes are called, then, on the applicable Coupon Payment Date, for each $1,000 principal amount of the Notes, you will receive $1,000 plus the Coupon otherwise due on that Coupon Payment Date
Initial Price:	The closing price of the Reference Asset on the Trade Date, as set forth on the cover page of this pricing supplement.
Barrier Price:	60% of the Initial Price, as set forth on the cover page of this pricing supplement.

P-2	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
Final Price:	The closing price of the Reference Asset on the Valuation Date.
Payment at Maturity (if the Notes are not previously called and are held to maturity):
If the Notes are not previously called, then for each $1,000 in principal amount of the Notes, the investor will receive at maturity $1,000 plus the final Coupon, unless the Final Price is less than the Barrier Price.
If the Final Price is less than the Barrier Price, then the investor will receive at maturity, in addition to the final Coupon, for each $1,000 in principal amount of the Notes, the number of shares of the Reference Asset equal to the Physical Delivery Amount, or under the circumstances described below, the Cash Delivery Amount. If we deliver shares of the Reference Asset, fractional shares will be paid in cash.
The value of the shares or cash that you would receive in this case will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Reference Asset from the Trade Date to the Valuation Date.
Investors in the Notes could lose some or all of their principal amount if the Final Price is less than the Barrier Price.

Physical Delivery Amount:
For each $1,000 in principal amount of the Notes, a number of shares equal to $1,000 divided by the Initial Price of the Reference Asset, as set forth on the cover page of this pricing supplement. The Physical Delivery Amount is subject to adjustment as described in the product prospectus supplement.
If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Reference Asset to you at maturity, we will pay the Cash Delivery Amount in lieu of delivering shares.

Cash Delivery Amount:	The product of the Physical Delivery Amount multiplied by the Final Price.
Monitoring Period:	The Valuation Date. The price of the Reference Asset between the Trade Date and the Valuation Date will not impact the Payment at Maturity.
Monitoring Method:	Close of Trading Day
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you and (ii) a put option with respect to the Reference Asset written by you and purchased by us.
However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

P-3	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section, and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-4	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement FI-BARR-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058556/ef20016921_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The examples set forth below are provided for illustration purposes only. The assumptions in each of the examples are purely hypothetical and do not relate to the expected performance of the Reference Asset. The hypothetical terms do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset on the Valuation Date relative to its price on the Trade Date. We cannot predict the actual performance of the Reference Asset.
The table below illustrates the Payment at Maturity of the Notes (excluding the final Coupon), assuming a hypothetical Initial Price of $100, a hypothetical Barrier Price of $60, an initial investment of $1,000 and a hypothetical Physical Delivery Amount of 10 (which is $1,000 divided by $100). The table assumes that we do not call the Notes prior to maturity. For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Price and no market disruption events. Hypothetical Final Prices of the Reference Asset are shown in the first column on the left. The second column shows the Payment at Maturity (as a percentage of the principal amount). The third column shows the Physical Delivery Amount (if payable) as a number of shares of the Reference Asset. The fourth column shows the Cash Delivery Amount, should we deliver the Cash Delivery Amount instead of the Physical Delivery Amount.
Hypothetical Final Price	Payment at Maturity as Percentage of Principal Amount	Physical Delivery Amount as Number of Shares of the Reference Asset	Cash Delivery Amount
$160.00	100.00%	n/a	n/a
$150.00	100.00%	n/a	n/a
$125.00	100.00%	n/a	n/a
$100.00	100.00%	n/a	n/a
$90.00	100.00%	n/a	n/a
$80.00	100.00%	n/a	n/a
$70.00	100.00%	n/a	n/a
$60.00	100.00%	n/a	n/a
$59.99	Physical Delivery Amount or Cash Settlement Amount	10	$599.90
$50.00	Physical Delivery Amount or Cash Settlement Amount	10	$500.00
$40.00	Physical Delivery Amount or Cash Settlement Amount	10	$400.00
$30.00	Physical Delivery Amount or Cash Settlement Amount	10	$300.00
$20.00	Physical Delivery Amount or Cash Settlement Amount	10	$200.00
$10.00	Physical Delivery Amount or Cash Settlement Amount	10	$100.00
$0	Physical Delivery Amount or Cash Settlement Amount	10	$0
The Payments at Maturity shown above are entirely hypothetical; they are based on hypothetical prices of the Reference Asset that may not be achieved on the Valuation Date, and on assumptions that may prove to be erroneous. The hypothetical Initial Price is not the actual Initial Price; the actual Initial Price is set forth on the cover page of this pricing supplement. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the Reference Asset. Please read “Risk Factors” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

P-6	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the total returns set forth in the table above are calculated. In addition to the hypothetical returns, an investor would have received the periodic Coupon Payments over the term of the Notes.
Example 1: The price of the Reference Asset increases by 25% from the Initial Price to a Final Price of $125.00. Because the Final Price is greater than the Barrier Price, the investor receives at maturity, in addition to the final Coupon Payment, a cash payment of $1,000 per Note, despite the 25% appreciation in the price of the Reference Asset.
Example 2: The price of the Reference Asset decreases by 10% from the Initial Price to a Final Price of $90.00. Because the Final Price is greater than the Barrier Price, the investor receives at maturity, in addition to the final Coupon Payment, a cash payment of $1,000 per Note, despite the 10% decline in the price of the Reference Asset.
Example 3: The price of the Reference Asset decreases by 60% from the Initial Price to a Final Price of $40.00. Because the Final Price is less than the Barrier Price, the investor receives at maturity, in addition to the final Coupon Payment, 10 shares of the Reference Asset at maturity, or under the circumstances described above, the Cash Delivery Amount. The value of these shares as of the Valuation Date is calculated as follows:
Physical Delivery Amount x Final Price = 10 x $40.00 = $400.00
As of the Valuation Date, the value of these shares will be $400 per $1,000 in principal amount of the Notes, representing a 60% loss of your principal amount. Even with the interest payable over the term of the Notes, you would lose a significant portion of your initial investment.
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on theoretical prices of the Reference Asset that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes.

P-7	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Structure and Terms of the Notes
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You May Lose Some or All of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the closing price of the Reference Asset between the Trade Date and the Valuation Date. If we do not call the Notes and the Final Price is less than the Barrier Price, the value of the shares or the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Reference Asset from the Trade Date to the Valuation Date. If we deliver shares of the Reference Asset to you, they may further decline in value between the Valuation Date and the maturity date. The rate of interest payable on the Notes may not be sufficient to compensate for any such loss.

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The Notes Are Subject to an Issuer Call — We may call the Notes at our discretion on any Coupon Payment Date beginning in January 2025. If the Notes are called, then for each $1,000 in principal amount, you will receive $1,000 plus the applicable Coupon. You will not receive any coupon payments after the Notes are called. You may be unable to reinvest your proceeds from the call in an investment with a return that is as high as the return on the Notes would have been if they had not been called. We are more likely to call the Notes if we anticipate that the yield on the Notes will exceed that payable on our conventional debt securities with a similar remaining term to maturity.

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The Payments on the Notes Are Limited — The payments on the Notes will be limited to the Coupon Payments. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Asset or a security directly linked to the positive performance of the Reference Asset.

•
Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

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Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, the amount due on any relevant payment date is dependent upon our ability to repay our obligations on that date. This will be the case even if the price of the Reference Asset increases after the Trade Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
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The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting

P-8	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset or the securities held by the Reference Asset that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share price of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the Reference Asset or the issuers of the securities held by the Reference Asset, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the price of the Reference Asset, and, therefore, the market value of the Notes.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Asset or the equity securities that they represent, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Reference Asset may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Asset from multiple sources, and you should not rely solely on views expressed by our affiliates.

P-9	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
Risks Relating to the Reference Asset
•
Owning the Notes Is Not the Same as Owning Shares of the Reference Asset — The return on the Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of shares of the Reference Asset would have. Furthermore, the Reference Asset may appreciate substantially during the term of the Notes, while your potential return will be limited to the Coupon Payments.

•
There Is No Affiliation Between the Investment Advisor or the Index Sponsor and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Investment Advisor or the Index Sponsor — We are not affiliated with the investment adviser of the Reference Asset or the index sponsor of its underlying index. However, we and our affiliates may currently, or from time to time in the future engage, in business with these entities. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other entity prepares. You, as an investor in the Notes, should make your own investigation into the Reference Asset and the companies in which it invests. None of these companies are involved in this offering, and they have no obligation of any sort with respect to your Notes. These companies have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
The Policies of the Reference Asset’s Investment Adviser Could Affect the Amount Payable on the Notes and Their Market Value — The policies of the Reference Asset’s investment adviser concerning the management of the Reference Asset, additions, deletions or substitutions of the securities held by the Reference Asset could affect the market price of shares of the Reference Asset and, therefore, the amounts payable on the Notes and the market value of the Notes. The amounts payable on the Notes and their market value could also be affected if the Reference Asset’s investment adviser changes these policies, for example, by changing the manner in which it manages the Reference Asset, or if the Reference Asset’s investment adviser discontinues or suspends maintenance of the Reference Asset, in which case it may become difficult to determine the market value of the Notes. The Reference Asset’s investment adviser have no connection to the offering of the Notes and have no obligations to you as an investor in the Notes in making its decisions regarding the Reference Asset.

•
Changes that Affect the Underlying Index Will Affect the Market Value of the Notes and the Payments on the Notes — The policies of the sponsor of the underlying index of the Reference Asset (the “Index Sponsor”), concerning the calculation of the underlying index, additions, deletions or substitutions of the components of the underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying index and, therefore, could affect the share price of the Reference Asset, the amount payable on the Notes, if applicable, and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index, or if the sponsor discontinues or suspends the calculation or publication of the underlying index.

•
The Reference Asset and its Underlying Index Are Different — The performance of the Reference Asset may not exactly replicate the performance of its underlying index, because the Reference Asset will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Asset, or due to other circumstances. The Reference Asset may use futures contracts, options, swap agreements, repurchase agreements and other instruments in seeking performance that corresponds to its underlying index and in managing cash flows.

During periods of market volatility, securities held by the Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and

P-10	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
sell shares of the Reference Asset. As a result, under these circumstances, the market value of shares of the Reference Asset may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.
•
An Investment in the Notes Is Subject to Risks Associated with the Regional Banking Industry — The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition. Competition is high among banking companies and failure to maintain or increase market share may result in lost market value.

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An Investment in the Notes Is Subject to Risks Associated with the Financial Services Industry –– Changes in the creditworthiness of financial institutions (such as banks and broker-dealers) may adversely affect the values of instruments of issuers in financial industries. Adverse developments in banking and other financial industries may cause the Reference Asset to underperform relative to other funds that invest more broadly across different industries or have a smaller exposure to financial institutions. Changes in governmental regulation and oversight of financial institutions may have an adverse effect on the financial condition of a financial institution.

•
An Investment in the Notes Is Subject to Management Risks — The Reference Asset is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Reference Asset, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Reference Asset generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Reference Asset is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

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The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments —The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Consequences of Market Disruption Events” in the product prospectus supplement.

P-11	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE ASSET
Information filed with the SEC relating to the Reference Asset under the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, can be obtained through the SEC’s website at http://www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The following information regarding the Reference Asset is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Asset with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The SPDR® S&P® Regional Banking ETF
The shares of the SPDR® S&P® Regional Banking ETF ("KRE") are issued by the SPDR® Series Trust (the “Trust”), a registered investment company. The KRE seeks investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Regional Banks Select Industry Index (the “Underlying Index”). The KRE trades on the NYSE Arca under the ticker symbol “KRE”. SSGA Funds Management, Inc. (“SSGA” or the “Advisor”) currently serves as the investment advisor to the KRE. We obtained the following information in this section from the SPDR® website and from the reports referenced below, in each case, without independent verification. The SPDR® website is not incorporated by reference in, and should not be considered part of, this document.
Investment Objective and Strategy
The KRE seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the Underlying Index.
In seeking to track the performance of the Underlying Index, the KRE employs a sampling strategy, which means that the KRE is not required to purchase all of the securities represented in the Underlying Index. Instead, the KRE may purchase a subset of the securities in the Underlying Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Underlying Index. The quantity of holdings in the KRE will be based on a number of factors, including asset size of the KRE. Based on its analysis of these factors, the Advisor either may invest the KRE’s assets in a subset of securities in the Underlying Index or may invest the KRE’s assets in substantially all of the securities represented in the Underlying Index in approximately the same proportions as the Underlying Index, as determined by the Advisor to be in the best interest of the KRE in pursuing its objective. The KRE is classified as “diversified” under the Investment Company Act of 1940, as amended; however, the KRE may become “non-diversified” as a result of tracking the index (e.g., changes in weightings of one or more component securities). When the KRE is non-diversified, it may invest a relatively high percentage of its assets in a limited number of issuers.
Under normal market conditions, the KRE generally invests substantially all, but at least 80%, of its total assets in the securities comprising the Underlying Index. In addition, in seeking to track the Underlying Index, the KRE may invest in equity securities that are not included in the Underlying Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by the Advisor). In seeking to track the Underlying Index, the KRE’s assets may be concentrated in an industry or group of industries, but only to the extent that the Underlying Index concentrates in a particular industry or group of industries. Futures contracts (a type of derivative instrument) may be used by the KRE in seeking performance that corresponds to the Underlying Index and in managing cash flow.
S&P Regional Banks Select Industry Index
The Underlying Index represents the banks segment of the S&P Total Market Index (“S&P TMI”). The S&P TMI is designed to track the broad U.S. equity market. The Underlying Index is one of 21 of the S&P Select Industry Indices (the “Select Industry Indices”), each designed to measure the performance of a narrow sub-industry or group of sub-industries

P-12	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
determined based on the Global Industry Classification Standard® (“GICS”). Membership in the Select Industry Indices is based on the GICS classification, as well as liquidity and market cap requirements.
Companies in the Select Industry Indices are classified according to GICS which determines classifications primarily based on revenues; however, earnings and market perception are also considered. The Underlying Index consists of the S&P TMI constituents belonging to the Regional Banks sub-industry that satisfy the following criteria:
i.
have a float-adjusted market capitalization greater than or equal to $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index rebalancing reference date) greater than or equal to 90% or have a float-adjusted market capitalization greater than or equal to $400 million with a float-adjusted liquidity ratio greater than or equal to 150%; and

ii.	are U.S. based companies.
To evaluate liquidity, the dollar value traded for initial public offerings or spin-offs that do not have 12 months of trading history is annualized.
The market capitalization threshold may be relaxed to ensure that there are at least 22 stocks in the index as of the rebalancing effective date.
Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization or their float adjusted liquidity ratio falls below $300 million or their float-adjusted liquidity ratio falls below 50%.
The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. The Underlying Index rebalances and reconstitutes quarterly on the third Friday of the quarter ending month. The reference date for additions and deletions is after the close of the last trading date of the previous month.
The S&P TMI tracks all eligible U.S. common equities listed on the NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA, or Cboe EDGX exchanges.
The Index is modified equal-weighted.
The Underlying Index is sponsored by S&P Dow Jones Indices LLC (the “Index Sponsor”), which is not affiliated with the KRE or the Advisor. The Index Sponsor determines the composition of the Underlying Index, relative weightings of the securities in the Underlying Index and publishes information regarding the market value of the Underlying Index.

P-13	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
HISTORICAL INFORMATION
The following graph sets forth the recent historical performance of the Reference Asset from January 1, 2013 to December 28, 2023. The closing price of the Reference Asset on December 28, 2023 was $53.26. The red horizontal line represents the Barrier Price of $31.96, which is equal to 60% of the Initial Price (rounded to two decimal places). We obtained the information regarding the historical performance of the Reference Asset from Bloomberg Financial Markets, without independent investigation.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences” (including the opinion of Ashurst LLP, our special U.S. tax counsel), which applies to the Notes.
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the "Debt Portion") and (ii) a put option with respect to the Reference Asset written by you and purchased by us (the "Put Option"). With respect to the Coupon Payments you receive, 5.00% of each 8.00% Coupon Payment will be treated as an interest payment, and 3.00% of each 8.00% Coupon Payment will be treated as payment for the Put Option for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the IRS could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.
Since the Reference Asset is an ETF, while the matter is not entirely clear, there exists a risk that an investment in the Notes is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income and certain interest charges may apply.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (for example, upon a rebalancing of the Reference Asset), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-15	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on January 3, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.  In addition to the underwriting discount set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-16	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.

P-17	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Barrier Notes Royal Bank of Canada
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

P-18	RBC Capital Markets, LLC